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                                  UNITED STATES

                         SECURITY AND EXCHANGE COMMSSION

                              WASHNGTON, D.C. 20549

                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                Date of Report (Date of earliest event reported):
                         July 23, 2004 (July 23, 2004)


                         Commission File Number: 0-29276
                                                 -------


                      FIRST ROBINSON FINANCIAL CORPORATION
                      ------------------------------------
             (Exact name of registrant as specified in its charter)


                DELAWARE                                     36-4145294
                --------                                     ----------
     (State or other jurisdiction                    I.R.S. Employer ID Number
   of incorporation or organization)


                 501 EAST MAIN STREET, ROBINSON. ILLINOIS 62454
                 ----------------------------------------------
               (Address of principal executive offices) (Zip Code)


        Registrant's telephone number, including area code (618) 544-8621
                                                           --------------

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ITEM 5.
                                  NEWS RELEASE

Rick L. Catt, President                              FOR IMMEDIATE RELEASE
  And Chief Executive Officer                             July 23, 2004
First Robinson Financial Corporation
501 East Main Street
Robinson, IL  62454

                      FIRST ROBINSON FINANCIAL CORPORATION
                        ANNOUNCES FIRST QUARTER EARNINGS
                             AND REPURCHASE PROGRAM

First Robinson Financial Corporation (OTC Bulletin Board: "FRFC"), the Holding Company for First Robinson Savings Bank, National Association, has announced net income for the first quarter ended June 30, 2004 of $162,000, a decrease of $112,000 or 40.9% over last year's earnings of $274,000 for the same quarter.

Net interest income decreased by $3,000 or 0.3% from $976,000 to $973,000 for the three months ending June 30, 2004. Net interest income after provision for loan losses was $928,000 for the quarter ended June 30, 2004, compared to $961,000 for the quarter ending June 30, 2003, a decrease of $33,000, or 3.4%. Provision for loan losses was $45,000 for the quarter ended June 30, 2004 and the provision was $15,000 for the quarter in the prior year, representing a 200% increase. The interest rate spread for the three months ended June 30, 2004 was 3.85% compared to 3.54% for the three months ended June 30, 2003.

Non-interest income was $273,000 for the quarter ended June 30, 2004, compared to $357,000 for the quarter ended June 30, 2004, a decrease of $84,000, or 23.5% primarily due to the decline in loans originated for the Mortgage Partnership Finance Program with the Federal Home Loan Bank of Chicago. Non-interest expense was $942,000 for the quarter ended June 30, 2004 compared to $880,000 for the three months ended June 30, 2003, an increase of $62,000, or 7.1%. This increase was primarily the result of the exercise of options from the Incentive Stock Option Plan.

Annualized return on average assets, for the quarter ended June 30, 2004 was 0.63% as compared to 1.02% for the three months ended June 30, 2003. Annualized return on average stockholders' equity, was 6.01% for the quarter ended June 30, 2004 as compared to 10.63% for the quarter ended June 30, 2003.

Certain amounts presented above with respect to the quarter ended June 30, 2003 have been corrected as noted in the Selected Consolidated Financial Data, attached hereto, to give proper effect to the unearned Directors' Retirement Plan compensation and the exercise of options under the Company's Incentive Stock Option Plan.

The stock repurchase program initiated January 20, 2004 concluded June 30, 2004 with none of the authorized 25,000 shares being purchased. The Board of Directors approved a new stock repurchase plan on July 20, 2004, which authorizes management to purchase up to a maximum of 25,000 shares until December 31, 2004. As of July 20, 2004, the Company had 519,808 shares outstanding. Also, on June 16, 2004 the Company paid its seventh consecutive annual dividend to First Robinson Financial Corporation stockholders of record as of June 2, 2004.

As of June 30, 2004, the Company had assets of $103.5 million, liabilities of $92.8 million and stockholders' equity of $10.7 million. Through its banking subsidiary, the Company operates three full-service offices and one drive-up facility in Robinson, Palestine and Oblong, Illinois.

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

                           SELECTED CONSOLIDATED FINANCIAL DATA
                           FIRST ROBINSON FINANCIAL CORPORATION

                                                                For the Quarter Ended
                                                                      June 30,
                                                                      --------
                                                                2004           2003 (1)
                                                                ----           ----
OPERATION DATA:                                         (In Thousands except per share data)
Total Interest Income                                           $1,289        $1,433

Total Interest Expense                                             316           457

Net Interest Income                                                973           976

Provision for Loan Losses                                           45            15

Net Interest Income After Provision                                928           961

Total Non-Interest Income                                          273           357

Total Non-Interest Expense                                         942           880

Income Before Taxes                                                259           438

Provision for Income Taxes                                          97           164

Net Income                                                         162           274

Basic Earnings per Share                                         $0.33         $0.57

Diluted Earnings per Share                                       $0.32         $0.54

SELECTED RATIOS:

Annualized Return on Average Assets                              0.63%         1.02%

Annualized Return on Average Stockholders' Equity                6.01%        10.63%

Average Assets                                                $102,017      $107,924

Average Stockholders' Equity                                    10,765        10,316

BALANCE SHEET DATA:                                           June 30,       March 31,
                                                                2004           2004
                                                                ----           ----

Total Assets                                                  $103,513      $101,908

Total Liabilities                                               92,808        90,965

Stockholders' Equity                                            10,705        10,943

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(1) Amounts presented in this Selected Consolidated Financial Data have been corrected to give proper effect to the unearned Directors' Retirement Plan compensation and the exercise of options under the Company's Incentive Stock Option Plan. Amounts previously reported for the quarter ended June 30, 2003 were as follows: (a) non-interest expense $779,000; (b) income before taxes $539,000; (c) provision for income taxes $202,000; (d) net income $337,000; (e) basic earnings per share $0.68; (f) diluted earnings per share $0.67; (g) annualized return on average assets 1.25%; (h) annualized return on average stockholders' equity 12.98%; (i) average stockholders' equity $10,379,000.